UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

__________

 Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2024

AquaBounty Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36426	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Ayer Road, Suite 4, Harvard, Massachusetts

(Address of principal executive offices)

01451

(Zip Code)

 978-648-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	AQB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§230.405 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan And Security Agreement

On April 18, 2024 (the “Closing Date”), AquaBounty Technologies, Inc. (the “Company”), AquaBounty Farms, Inc. (the “Parent”), which is a subsidiary of the Company, AquaBounty Farms Indiana LLC (“ABFI”), a subsidiary of the Parent, and AquaBounty Farms Ohio LLC (“ABFO” and, together with the Company, the Parent and ABFI, the “Borrowers”), a subsidiary of the Parent, entered into a Loan and Security agreement (the “Loan Agreement”) with JMB Capital Partners Lending, LLC (the “Lender”) to fund working capital of the Borrowers through a secured term loan of up to $10 million (the “Loan”) that matures on July 31, 2024 or, if earlier, upon the sale of certain collateral or upon an Event of Default (as defined therein) (the “Stated Maturity Date”). $5 million of the Loan will be advanced to the Borrowers on the Closing Date (the “Initial Loan”), and an additional $5 million will be advanced to the Borrowers upon the satisfaction of certain conditions set out in the Loan Agreement. Of the Initial Loan, approximately $2,843,000 will be used by the Lender to purchase the Loan and Security Agreement (“First Farmers Loan Agreement”), dated as of July 31, 2020, between AQBI and First Farmers Bank & Trust (“First Farmers”). The Lender shall release cash collateral held by First Farmers in an amount of $1,000,000 upon purchasing the First Farmers Loan Agreement.

The Loan bears interest at a rate of 15% on its outstanding principal balance and is subject to a commitment fee equal to 5% of the Lender’s Commitment (as defined in the Loan Agreement), payable on the Closing Date, and an exit fee equal to 8% of the Lender’s Commitment, payable upon the earlier of the payment of all or any portion of the principal amount of the Loan or upon the Stated Maturity Date.

As mortgagee of ABFI’s farm in Albany, Indiana (the “Albany Farm”), First Farmers shall assign the Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement (the “Indiana Mortgage”) in favor of the Lender in regard to the Albany Farm to secure the Borrowers’ obligations under the Loan Agreement and the First Farmers Loan Agreement. In addition Registrant shall grant a new mortgage to Lender in regard to the Albany Farm to secure Borrowers’ obligations under the Loan Agreement.

As the owner of a farm in Pioneer, Ohio (the “Pioneer Farm”), ABFO shall grant an Open-Ended Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Ohio Mortgage”) in favor of the Lender in regard to the Pioneer Farm to secure the Borrowers’ obligations under the Loan Agreement.

The Loan Agreement grants a first security interest in all present and after-acquired assets of the Borrowers, subject to certain exclusions set forth in the Loan Agreement, the Indiana Mortgage grants a first security interest in the buildings and land comprising of the Albany Farm, and the Ohio Mortgage grants a first security interest in the buildings and land comprising of the Pioneer Farm.

The Loan Agreement contains customary representations, warranties, and affirmative and negative covenants.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*

Loan and Security Agreement, dated as of April 18, 2024, by and among AquaBounty Technologies, Inc., AquaBounty Farms, Inc., AquaBounty Farms Indiana, AquaBounty Farms Ohio and JMB Capital Partner Lenders LLC

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

(*) Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will supplementally furnish copies of omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AquaBounty Technologies, Inc.

Date: April 19, 2024

	By:	/s/ David A. Frank
	Name:	David A. Frank
	Title:	Chief Financial Officer